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     As filed with the Securities and Exchange Commission on December 1, 1994
     Registration No. 33-


                                    SECURITIES AND EXCHANGE COMMISSION

                                           Washington, D.C. 20549

                                                 FORM S-8
                                           REGISTRATION STATEMENT
                                                   Under
                                          THE SECURITIES ACT OF 1933

                                           FIGGIE INTERNATIONAL INC.
                        (Exact Name of Registrant as Specified in its Charter)

      Delaware                                                52-1297376
(State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
Incorporation or Organization)
                                                4420 Sherwin Road
                                               Willoughby, Ohio 44094
                (Address of Principal Executive Offices, including Zip Code)


                FIGGIE INTERNATIONAL INC. KEY EMPLOYEES' STOCK OPTION PLAN
                                  (Full Title of the Plan)


                                                           Copy to:

L.A. Harthun, Esq.                                  Douglas A. Neary, Esq.
Senior Vice President,                              Calfee, Halter & Griswold
General Counsel and Secretary                       800 Superior Avenue
4420 Sherwin Road                                   Cleveland, Ohio 44114
Willoughby, Ohio 44094                              (216) 622-8200
(216) 953-2700

(Name, Address and Telephone Number, including Area Code, of Agent for Service)


                           CALCULATION OF REGISTRATION FEE
______________________________________________________________________________
                                Proposed          Proposed
Title of                        maximum           maximum
securities       Amount         offering          aggregate     Amount of
to be            to be          price             offering      registration
registered       registered     per share (1)     price (1)     fee
Class A
Common Stock,    1,500,000      $6.6875           $10,031,250   $3,460
par value         shares
$.10 per share

_______________________________________________________________________________
(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices as quoted on the NASDAQ National Market System for November 29, 1994.
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                                           PART II

                       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.          Incorporation of Certain Documents by Reference

The following documents of Figgie International Inc. (the "Company"), previously filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

   1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

   2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 31 and September 30, 1994; and

   3. The Company's definitive Proxy Statement used in connection with its Annual Meeting of Stockholders held on October 19, 1994,

other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

   Any document(s) filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents, other than the portions of such documents which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

   Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities

                 Not applicable.

Item 5.          Interests of Named Experts and Counsel

                 Not applicable.
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Item 6.          Indemnification of Directors and Officers

  Article VI of the Company's ByLaws provides in part that the Company shall indemnify any person who was or is an "authorized representative" of the Company (which means, for purposes of Article VI, a Director or officer of the Company, or a person serving at the request of the Company as a director, officer, or trustee, of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which includes, for purposes of Article VI, the giving of testimony or similar involvement) or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Company by reason of the fact that such person was or is an authorized representative of the Company, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal third party proceedings (which could or does lead to a criminal third party proceeding), had no reasonable cause to believe was unlawful.

 Article VI of the Company's ByLaws also provides that the Company shall indemnify any person who was or is an authorized representative of the Company and who was or is a party or is threatened to be made a party to any "corporate proceeding" (which means, for purposes of Article VI, any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor or investigative proceeding by the Company) by reason of the fact that such person was or is an authorized representative of the Company, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

 In addition, Article VI of the Company's ByLaws provides that, to the extent that an authorized representative of the Company has been successful on the merits or otherwise in defense of any third party or corporate proceedings or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

 Determinations with respect to indemnification shall be made by the Board of Directors by a majority of a quorum consisting of Directors who were not parties to such third party or corporate proceedings; or if such a quorum is not obtainable or, even if obtainable, if a majority vote of such a quorum so directs, by independent legal counsel in a written opinion; or by the stockholders.

 The General Corporation Law of the State of Delaware provides that the Company may maintain insurance to cover losses incurred pursuant to liability of Directors and officers of the Company, which insurance, if any, may cover liabilities of Directors and officers of the Company arising under the Securities Act of 1933.
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Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         See the Exhibit Index at Page E-1 of this Registration Statement.

Item 9.  Undertakings

      A. The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the
                 Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934
         that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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      C. Insofar as indemnification for liabilities arising under the
         Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities
         Act of 1933 and will be governed by the final adjudication of such issue.


                                     SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, this 1st day of December, 1994.

                                                 FIGGIE INTERNATIONAL INC.



                                                 By:    /s/ Walter M. Vannoy
                                                     Walter M. Vannoy,
                                                     Chairman of the Board and
                                                     Chief Executive Officer


 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 1, 1994.


      Signature                                               Title



/s/ Walter M. Vannoy                  Chairman of the Board, Chief Executive
Walter M. Vannoy                      Officer and Director (Principal
                                      Executive Officer)


/s/ Steven L. Siemborski              Senior Vice President, Chief Financial
                                      Officer and Director
Steven L. Siemborski                  (Principal Accounting and Financial
                                      Officer)

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/s/ Dale S. Coenen                       Director
Dale S. Coenen


/a/ Alfred V. Gangnes                    Director
Alfred V. Gangnes


/s/ Harrison Nesbit, II                  Director
Harrison Nesbit, II


                                         Director
A.A. Sommer, Jr.


/s/ F. Rush McKnight                     Director
F. Rush McKnight


/s/ John S.Lanahan                       Director
John S. Lanahan


/s/ Harold B. Scott                      Director
Harold B. Scott


/s/ Fred J. Brinkman                     Director
Fred J. Brinkman


                                         Director
Vincent A. Chiarucci


/s/ C.B. Robertson, III                  Director
C.B. Robertson, III